Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Fourth Quarter and Full Year 2018 Results

NEW YORK, NY, February 26, 2019 / Business Wire - AG Mortgage Investment Trust, Inc. (“MITT” or the “Company”) (NYSE: MITT) today reported financial results for the quarter and year-ended December 31, 2018. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments.

FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL HIGHLIGHTS

•	Fourth Quarter 2018:

◦	$(1.45) of Net Income/(Loss) per diluted common share(1)

◦	$0.47 of Core Earnings per diluted common share(1)

▪	Includes de minimis retrospective adjustment

◦	(7.6)% Economic Return on Equity for the quarter(2)

◦	$17.21 Book value per share(1) and $17.30 Undepreciated Book Value per share(1) as of December 31, 2018, inclusive of our fourth quarter $0.50 common dividend

▪	Book value decreased $(1.95) or (10.2)% from the prior quarter primarily due to:
▪$(1.38) or (7.2)% due to our investments in Agency RMBS and associated derivatives

▪
Agency RMBS spreads widened as interest rates fell sharply during the quarter; much of the book value decline occurred during the month of December as deterioration in overall market conditions accelerated

▪$(0.48) or (2.5)% due to our Credit Investments

▪	CRT and Legacy RMBS spreads widened during the quarter in sympathy with the broader markets
▪$(0.06) or (0.3)% due to depreciation and amortization of our SFR portfolio
▪$(0.03) or (0.2)% due to core earnings below the $0.50 dividend

•	Full Year 2018:

◦	$(0.42) of Net Income/(Loss) per diluted common share(1)

◦	$2.08 of Core Earnings per diluted common share(1)

▪	Includes $0.03 retrospective adjustment

◦	$1.975 dividend per common share(1)

▪	Increased quarterly common dividend 5.3% to $0.50 per share in the second quarter of 2018

◦	(2.2)% Economic Return on Equity for the year(2)

◦	Issued approximately 512,000 shares of common stock for net proceeds of approximately $9.5 million through ATM program

SUBSEQUENT EVENT

In February 2019, the Company issued 3,450,000 shares of common stock including the over-allotment through an underwritten public equity offering at a price of $16.70 per share for net proceeds of approximately $57.3 million, after deducting estimated offering expenses.

	Q3 2018		Q4 2018		FY 2018
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$20.0	mm	$(41.6	)mm	$(11.9	)mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share (1)	$0.70		$(1.45)		$(0.42)

Non-GAAP Results:
Core Earnings*	$15.7	mm	$13.6	mm	$59.2	mm
Core Earnings, per diluted common share(1)	$0.56		$0.47		$2.08
* The Company modified its definition and calculation of core earnings during the fourth quarter of 2018. A reconciliation of estimated net loss per diluted common share to estimated core earnings per diluted common share for the periods stated above, along with an explanation of this non-GAAP financial measure, is provided at the end of this press release.

MANAGEMENT REMARKS

“During 2018, MITT produced core earnings above its common dividend and increased the common dividend by approximately 5% during the second quarter of 2018,” said Chief Executive Officer David Roberts. “Post quarter-end, we completed an overnight common equity offering, raising approximately $57 million of net proceeds. We have successfully deployed this capital, taking advantage of the current investment landscape to invest at favorable risk-adjusted returns.”

“The fourth quarter of 2018 was volatile, as Agency MBS spreads widened and risk assets underperformed benchmarks in response to a reversal in sentiment around the path of the economy in 2019,” said Chief Investment Officer, T.J. Durkin. “The risk off sentiment was driven by uncertainties surrounding Fed policies, softening of select manufacturing data, the absence of optimism on trade negotiations with China and the government shutdown. Since year-end, there has been a modest recovery in the market for risk assets and in the Agency basis. Against this backdrop, during the quarter, we were able to deploy capital into re-performing mortgage loans and Non-QM pools alongside other Angelo Gordon funds.”

INVESTMENT HIGHLIGHTS

•	$3.6 billion investment portfolio as of December 31, 2018 as compared to the $3.7 billion investment portfolio as of September 30, 2018(3) (4)

•	2.3% Net Interest Margin (“NIM”) as of December 31, 2018(5)

◦	Net Interest Margin declined from the prior quarter primarily due to the increase in cost of funds related to a 25 bps increase in the federal funds rate in December

•	4.6x “At Risk” Leverage as of December 31, 2018(6)

•	4.4% constant prepayment rate ("CPR") on the Agency RMBS investment portfolio for the fourth quarter(7)

•	Duration gap was approximately 0.74 years as of December 31, 2018(8)

FOURTH QUARTER ACTIVITY

($ in millions)

Description	Purchased	(Sold/Payoff)	Net Activity
30 Year Fixed Rate	$311.0	$(229.6)	$81.4
Hybrid ARM	—	(102.6)	(102.6)
Fixed Rate 30 Year TBA	329.6	(404.7)	(75.1)
Total Agency RMBS	640.6	(736.9)	(96.3)

Prime	11.3	(10.1)	1.2
Alt-A/Subprime	—	(12.5)	(12.5)
Credit Risk Transfer	28.7	(4.8)	23.9
RPL/NPL Securities	—	(71.4)	(71.4)
Re/Non-Performing Loans	101.7	(1.6)	100.1
New Origination Loans	53.5	—	53.5
Total Residential Investments	195.2	(100.4)	94.8

CMBS	—	(3.2)	(3.2)
Freddie Mac K-Series CMBS	1.3	—	1.3
CMBS Interest Only	0.6	—	0.6
Commercial Real Estate Loans	4.0	—	4.0
Total Commercial Investments	5.9	(3.2)	2.7
Total ABS	—	(17.5)	(17.5)
Total Q4 Activity	$841.7	$(858.0)	$(16.3)
Note: The chart above is based on trade date.

•	Purchased one pool of primarily RPL mortgage loans

•	Purchased several Non-QM pools alongside other Angelo Gordon funds

•	Sold and received payoffs of RPL/NPL securities

•	Sold all Hybrid ARM positions

SINGLE-FAMILY RENTAL PORTFOLIO UPDATE

•
During the quarter, the SFR portfolio experienced a temporary increase in vacancies due to seasonality and a strategic initiative by our property manager, Conrex, to focus on operational improvements to leasing and the tenant experience

•	Enhanced credit screening and underwriting standards for prospective tenants will result in replacing sub-performing and shorter-term tenants with better quality tenants

•	Reduced tenant turnover and lower ongoing expenses will benefit the portfolio longer term

•	Decrease in Operating Margin relates primarily to increased turnover expenses

•	A portion of the turnover expenses are reimbursable from an escrow account pursuant to the Purchase and Sale Agreement with the Seller

	9/30/2018	12/31/2018
Gross Carrying Value(a)	$140.6	$141.0
Accumulated Depreciation and Amortization(a)	(0.5)	(2.3)
Net Carrying Value(a)	$140.1	$138.7
Occupancy	89.3%	87.9%
Average Square Footage(b)	1,460	1,436
Average Monthly Rental Income per Home(b)	$1,007	$1,020
Operating Margin(16)	59.7%	43.8%
(a) $ in millions
(b) Based on contractual amounts for occupied residences, as of each corresponding period end

ARC HOME UPDATE

•	During the quarter, Arc Home appointed a new management team to focus on credit originations

•
During its second fiscal year of mortgage origination, Arc Home originated $1.3 billion of government and agency loans through its four channels of retail, direct, correspondent and wholesale, retaining the originated MSR on its balance sheet

•	Arc Home produced a net loss available to its common shareholders of $(4.4) million in 2018

•	In 2018, Arc Home, in conjunction with MITT and other Angelo Gordon funds, purchased ~$7.4 billion notional of Fannie Mae, Freddie Mac, and Ginnie Mae MSR from third parties

As of December 31, 2018
Employees(a)	101
States Licensed to Originate(b)	47
MSR UPB(c)	$13.2
Wholesale Relationships	228
Correspondent Relationships	95
(a) Includes 14 commission based Retail Loan Officers
(b) Includes Washington, D.C.
(c) $ in billions
Note: Since inception, MITT has invested $22.5 million in Arc Home. MITT owns approximately 45% of the common equity of Arc Home.

KEY STATISTICS

($ in millions)	December 31, 2018
Investment portfolio(3) (4)	$3,559.6
Financing arrangements, net(4)	2,962.2
Total financing(6)	2,989.3
Stockholders’ equity	656.0
GAAP Leverage	4.3x
“At Risk” Leverage(6)	4.6x

Yield on investment portfolio(9)	5.3%
Cost of funds(10)	3.0%
Net interest margin(5)	2.3%
Management fees(11)	1.4%
Other operating expenses(12)	2.9%
Book value, per share(1)	$17.21
Undepreciated Book Value, per share(1)	$17.30
Undistributed taxable income, per share(1) (13)	$1.58
Dividend, per share(1)	$0.50

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of December 31, 2018(3) (4):

($ in millions)	Amortized Cost	Net Carrying Value	Percent of Net Carrying Value	Allocated Equity(15)	Percent of Equity	Leverage Ratio*
Agency RMBS	$2,019.6	$2,015.6	56.6%	$257.4	39.2%	7.0x
Residential Investments	969.5	1,019.1	28.6%	241.3	36.8%	3.4x
Commercial Investments	348.7	365.0	10.3%	109.2	16.6%	2.4x
ABS	21.9	21.2	0.6%	10.3	1.6%	1.0x
Single-Family Rental Properties	138.7	138.7	3.9%	37.8	5.8%	2.7x
Total	$3,498.4	$3,559.6	100.0%	656.0	100.0%	4.6x
*The leverage ratio on Agency RMBS includes any net receivables on TBA. The leverage ratio by type of investment is calculated by dividing the investment type's total financing by its allocated equity.(15)
Note: The chart above includes fair value of $0.9 million of Agency RMBS, $207.4 million of Residential Investments and $5.1 million of Commercial Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet.

Premiums and discounts associated with purchases of the Company’s securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. The Company recorded a de minimis retrospective adjustment, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 2.8% as of December 31, 2018, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact, on the Company’s asset yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had financing arrangements with 44 counterparties, under which it had debt outstanding with 31 counterparties as of December 31, 2018. Our weighted average days to maturity is 142 days and our weighted average original days to maturity is 226 days. The Company's financing arrangements as of December 31, 2018 are summarized below:

($ in millions)
	Agency		Credit		SFR**
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$52.4	3.9%	$—	—%	$—	—%
30 Days or Less	1,093.9	2.5%	482.3	3.5%	—	—%
31-60 Days	658.7	2.6%	275.0	4.6%	—	—%
61-90 Days	—	—%	46.6	3.9%	—	—%
91-180 Days	—	—%	13.7	6.0%	—	—%
Greater than 180 Days	—	—%	237.6	4.6%	102.0	4.8%
Total / Weighted Avg	$1,805.0	2.6%	$1,055.2	4.1%	$102.0	4.8%
*Amounts in table above do not include securitized debt of $10.9 million.
**Includes $1.0 million of deferred financing costs.

The Company’s interest rate swaps as of December 31, 2018 are summarized as follows:

($ in millions)
Maturity	Notional Amount	WA Pay-Fixed Rate	WA Receive-Variable Rate*	WA Years to Maturity
2020	$105.0	1.5%	2.6%	1.2
2021	58.5	3.0%	2.6%	2.8
2022	478.0	1.9%	2.7%	3.6
2023	403.0	3.1%	2.6%	4.6
2024	230.0	2.1%	2.6%	5.5
2025	125.0	2.9%	2.7%	6.4
2026	75.0	2.1%	2.7%	7.9
2027	264.0	2.4%	2.7%	8.7
2028	225.0	3.0%	2.7%	9.4
Total/Wtd Avg	$1,963.5	2.4%	2.7%	5.6
 * 100% of our receive variable interest rate swap notional resets quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated investments and derivatives, (v) taxes and (vi) methods of depreciation between GAAP and tax. As of December 31, 2018, the Company had estimated undistributed taxable income of approximately $1.58 per share.(1) (13)

DIVIDEND

On December 14, 2018, the Company’s board of directors declared a fourth quarter dividend of $0.50 per share of common stock that was paid on January 31, 2019 to stockholders of record as of December 31, 2018.

On November 15, 2018, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.50 per share on its 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on December 17, 2018 to stockholders of record as of November 30, 2018.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s fourth quarter earnings conference call on February 27, 2019 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 7473491.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q4 2018 Earnings Presentation link to download the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until March 29, 2019. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 7473491.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in, acquires and manages a diversified risk-adjusted portfolio of Agency RMBS, Credit Investments, and Single-Family Rental Properties. Our Credit Investments include our Residential Investments, Commercial Investments, and ABS Investments. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988.  The firm currently manages approximately $32 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 490 employees, including more than 190 investment professionals, and is headquartered in New York, with offices in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, our investments, our investment and portfolio strategy, investment returns, return on equity, liquidity and financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, changes in default rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency RMBS, Non-Agency RMBS, ABS and CMBS securities, Excess MSRs and loans, our ability to integrate newly acquired rental assets into our investment portfolio, our ability to predict and control costs, conditions in the real estate market and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings. Copies are available free of charge on the SEC’s website, http://www.sec.gov/ . All information in this press release is as of February 26, 2019. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

                 AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets
Real estate securities, at fair value:
Agency - $1,934,562 and $2,126,135 pledged as collateral, respectively	$1,988,280	$2,247,161
Non-Agency - $605,243 and $976,072 pledged as collateral, respectively	625,350	1,004,256
ABS - $13,346 and $30,833 pledged as collateral, respectively	21,160	40,958
CMBS - $248,355 and $211,180 pledged as collateral, respectively	261,385	220,169
Residential mortgage loans, at fair value - $99,283 and $- pledged as collateral, respectively	186,096	18,890
Commercial loans, at fair value	98,574	57,521
Single-family rental properties, net	138,678	—
Investments in debt and equity of affiliates	84,892	99,696
Excess mortgage servicing rights, at fair value	26,650	5,084
Cash and cash equivalents	31,579	15,200
Restricted cash	52,779	37,615
Other assets	33,503	42,745
Total Assets	3,548,926	3,789,295

Liabilities
Financing arrangements, net	2,822,505	3,004,407
Securitized debt, at fair value	10,858	16,478
Dividend payable	14,372	13,392
Other liabilities	45,180	40,759
Total Liabilities	2,892,915	3,075,036
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070 shares issued and outstanding ($51,750 aggregate liquidation preference)	49,921	49,921
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600 shares issued and outstanding ($115,000 aggregate liquidation preference)	111,293	111,293
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 28,744 and 28,193 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	287	282
Additional paid-in capital	595,412	585,530
Retained earnings/(deficit)	(100,902)	(32,767)
Total Stockholders’ Equity	656,011	714,259

Total Liabilities & Stockholders’ Equity	$3,548,926	$3,789,295

  AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Year Ended December 31, 2018
Net Interest Income
Interest income	$41,403	$36,072	$156,475
Interest expense	21,769	13,400	72,058
Total Net Interest Income	19,634	22,672	84,417

Other Income/(Loss)
Rental income	3,297	—	4,091
Net realized gain/(loss)	(2,398)	(1,459)	(39,501)
Net interest component of interest rate swaps	623	(2,148)	2,230
Unrealized gain/(loss) on real estate securities and loans, net	15,092	(7,662)	(20,940)
Unrealized gain/(loss) on derivative and other instruments, net	(61,998)	15,589	(13,538)
Other income	351	21	372
Total Other Income/(Loss)	(45,033)	4,341	(67,286)

Expenses
Management fee to affiliate	2,334	2,461	9,544
Other operating expenses	4,754	2,718	14,923
Equity based compensation to affiliate	28	75	239
Excise tax	375	375	1,500
Servicing fees	201	49	433
Property depreciation and amortization	1,842	—	2,336
Property operating and maintenance expenses	1,630	—	1,862
Property management fee	231	—	319
Total Expenses	11,395	5,678	31,156

Income/(loss) before equity in earnings/(loss) from affiliates	(36,794)	21,335	(14,025)

Equity in earnings/(loss) from affiliates	(1,430)	2,922	15,593
Net Income/(Loss)	(38,224)	24,257	1,568

Dividends on preferred stock	3,367	3,367	13,469

Net Income/(Loss) Available to Common Stockholders	$(41,591)	$20,890	$(11,901)

Earnings/(Loss) Per Share of Common Stock
Basic	$(1.45)	$0.74	$(0.42)
Diluted	$(1.45)	$0.74	$(0.42)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	28,744	28,193	28,392
Diluted	28,744	28,211	28,392

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. Our presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

During the three months ended December 31, 2018, we determined that we should modify our definition and calculation of “Core Earnings,” a non-GAAP financial measure, to exclude realized and unrealized changes in the fair value of Arc Home’s net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights held at Arc Home, our subsidiary licensed mortgage originator. The modification to our definition and calculation of Core Earnings is consistent with our treatment of excluding realized and unrealized changes in the fair value of Excess MSRs held directly by us.

We define Core Earnings, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) unrealized gains/(losses) on securities, loans, derivatives and other investments and realized gains/(losses) on the sale or termination of such instruments, (ii) beginning with Q2 2018, as a policy change, any transaction related expenses incurred in connection with the acquisition or disposition of our investments, (iii) beginning with Q3 2018, concurrent with a change in the Company's business, any depreciation or amortization expense related to the Company's SFR portfolio, (iv) beginning with Q3 2018, as a policy change, accrued deal related performance fees payable to Arc Home and third party operators to the extent the primary component of the accrual relates to items that are excluded from Core Earnings, such as unrealized and realized gains/(losses), and (v) beginning with Q4 2018 and applied retrospectively, as a policy change, realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of those net mortgage servicing rights. Items (i) through (v) above include any amounts related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at acquisition or disposition and does not view them as being part of its core operations. Management views the exclusion described in (v) above to be consistent with how it calculates Core Earnings on the remainder of its portfolio. As defined, Core Earnings include the net interest income and other income earned on the Company's investments on a yield adjusted basis, including TBA dollar roll income, or any other investment activity that may earn or pay net interest or its economic equivalent. One of the Company's objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to help measure this objective. Management believes that this non-GAAP measure, when considered with its GAAP financials, provides supplemental information useful for investors as it enables them to evaluate the Company's current core performance using the same measure that management uses to operate the business. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by the Company's management team in its financial and operational decision-making.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to Core Earnings for the three months ended September 30, 2018, the three months ended December 31, 2018 and the year ending December 31, 2018 is set forth below:

($ in thousands)
	Three Months Ended September 30, 2018	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Net Income/(loss) available to common stockholders	20,010	$(41,591)	$(11,901)
Add (Deduct):
Net realized (gain)/loss	14,204	2,398	39,501
Dollar roll income	453	—	1,598
Equity in (earnings)/loss from affiliates	(13,960)	1,430	(15,593)
Net interest income and expenses from equity method investments(a)	1,597	1,078	6,701
Transaction related expenses and deal related performance fees(b)(c)	216	1,638	2,166
Property depreciation and amortization	494	1,842	2,336
Other Income	—	(122)	(122)
Unrealized (gain)/loss on real estate securities and loans, net	(700)	(15,092)	20,940
Unrealized (gain)/loss on derivative and other instruments, net	(6,589)	61,998	13,538
Core Earnings	15,725	$13,579	$59,164

Core Earnings, per Diluted Share	$0.56	$0.47	$2.08
(a) For the three months ended September 30, 2018, the three months ended December 31, 2018 and the year ended December 31, 2018, $1.0 million or $0.03 per share, $(2.6) million or $(0.09) per share, and $0.5 million or $0.02 per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and corresponding derivatives were excluded from Core Earnings per diluted share as a result of the Company’s modification to the definition and calculation of Core Earnings in Q4 2018. The $0.5 million or $0.02 per share for the year ended December 31, 2018 was comprised of $1.3 million or $0.05 per share, $0.8 million or $0.03 per share, $1.0 million or $0.03 per share, and $(2.6) million or $(0.09) per share for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, respectively.
(b) For the three months ended March 31, 2018, the above chart was not adjusted for transaction related expenses of $0.1 million as they did not have a material impact on core earnings for that period. The Company's policy with respect to transaction related expenses was modified in Q2 2018.
(c) For the six months ended June 30, 2018, the above chart was not adjusted for deal related performance fees as they did not have a material impact on core earnings for that period. The Company's policy with respect to deal related performance fees was modified in Q3 2018.

Footnotes

(1)       Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including all shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A and 8.00% Series B Cumulative Redeemable Preferred Stock as the numerator. Undepreciated book value per share is a non-GAAP book value metric which adds accumulated depreciation and amortization back to book value to present an adjusted book value that incorporates the Company's single-family rental property portfolio at its undepreciated basis. This metric allows management to consider the investment portfolio exclusive of non-cash adjustments.
(2)     The economic return on equity for the quarter represents the change in book value per share from September 30, 2018 to December 31, 2018, plus the common dividends declared over that period, divided by book value per share as of September 30, 2018. The economic return on equity for 2018 represents the change in net book value per share from December 31, 2017 to December 31, 2018, plus the dividends declared over that period, divided by net book value per share as of December 31, 2017.

(3)       The investment portfolio at period end is calculated by summing the net carrying value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, ABS Investments and our SFR portfolio, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Our Agency RMBS, Residential Investments, Commercial Investments, and ABS Investments are held at fair market value and our SFR portfolio is held at purchase price plus capitalized expenses less accumulated depreciation and amortization and any adjustments related to impairment. Our Credit Investments refer to our Residential Investments, Commercial Investments and ABS Investments. Refer to footnote (4) for more information on the GAAP accounting for certain items included in our investment portfolio. See footnote (14) for further details on AG Arc LLC.
(4)       Generally, when we purchase an investment and employ leverage, the investment is included in our assets and the leverage is reflected in our liabilities on our consolidated balance sheet as either “Financing arrangements, net” or “Securitized debt, at fair value.” Throughout this press release where we disclose our investment portfolio and the related financing, we have presented this information inclusive of (i) securities and mortgage loans owned through investments in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(5)       Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (9) and (10) for further detail. Net interest margin also excludes any net TBA position.
(6)       “At Risk” Leverage is calculated by dividing total financing including any net TBA position by our GAAP stockholders’ equity at quarter-end. Total financing at quarter-end includes financing arrangements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells, securitized debt, and any net TBA position (at cost). Total financing excludes any financing arrangements and unsettled trades on U.S. Treasuries.
(7)       This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(8)       The Company estimates duration based on third-party models. Different models and methodologies can produce different effective duration estimates for the same securities. Duration does not include our equity interest in AG Arc LLC or our investment in SFR.
(9)       The yield on our debt investments represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. The yield on our SFR portfolio represents annualized net operating income for the quarter divided by its carrying value, gross of accumulated depreciation and amortization. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating and maintenance expenses and property management fees. Our yield calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on net carrying value.
(10)     The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on total financing outstanding at quarter-end and (ii) the weighted average of the net pay rate on our interest rate swaps, the net receive rate on our Treasury long positions, the net pay rate on our Treasury short positions, and the net receivable rate on our IO index derivatives, if any. Both elements of the cost of funds at quarter-end are weighted by the outstanding financing arrangements and securitized debt outstanding at quarter-end, excluding financing arrangements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(11)     The management fee percentage at quarter-end is calculated by annualizing management fees recorded during the quarter and dividing by quarter-end stockholders’ equity.
(12)     The other operating expenses percentage at quarter-end is calculated by annualizing other operating expenses recorded during the quarter and dividing by our quarter-end stockholders’ equity.
(13)     This estimate of undistributed taxable income per share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in October of the following year.
(14)     The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)     The Company allocates its equity by investment using the net carrying value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics in order to sum to the Company’s stockholders’ equity per the consolidated balance sheets. The Company’s equity allocation method is a non-GAAP methodology and may not be comparable to similarly titled measures or concepts of other companies, who may use different calculations.

(16)     Operating margin on our SFR portfolio is calculated as net operating income divided by revenues from our SFR portfolio. Net operating income on our SFR portfolio is comprised of rental income and other SFR related income less property operating and maintenance expenses and property management fees.